PART I. FINANCIAL INFORMATION
Item 1: Financial Statements
MIDWEST AIR GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	Successor
	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,952	$10,769
Accounts receivable—net of allowance for doubtful accounts of $164 and $98, respectively	6,521	1,907
Fair value of fuel derivatives	175	1,400
Inventories—net	4,028	4,660
Prepaid expenses	2,285	2,168
Assets held for sale	8,340	21,958
Restricted cash	39,830	38,406
Deferred income taxes	2,645	2,645

Total current assets	73,776	83,913
Property and equipment—net	11,708	46,330
Goodwill	48,248	48,248
Intangible and other assets—net	37,611	89,779
Total assets	$171,343	$268,270
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$9,776	$6,224
Current debt	81,130	307,049
Air traffic liability	56,835	49,932
Unearned revenue	1,178	1,686
Accrued liabilities:
Vacation pay	2,842	3,983
Other	66,491	59,946

Total current liabilities	218,252	428,820

Deferred income taxes	7,205	14,988
Accrued pension and other postretirement benefits	9,853	9,077
Deferred frequent flyer revenue	55,884	56,438
Other non-current liabilities	4,650	12,376

Total liabilities	295,844	521,699
Commitments and contingencies
Shareholders' Equity (Deficit):
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 243,267,464 shares issued	2,433	2,433
Additional paid-in capital	480,140	241,814
Accumulated deficit	(610,693)	(501,720)
Accumulated other comprehensive income	3,619	4,044

Total shareholders' equity (deficit)	(124,501)	(253,429)

Total liabilities and shareholders' equity (deficit)	$171,343	$268,270

See accompanying notes to interim condensed consolidated financial statements (unaudited).

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands)

	Successor		Predecessor
	Six Months	Five Months	One Month Ended
	Ended June 30,		January 31,
	2009	2008	2008
Operating revenues:
Passenger service	$169,554	$286,881	$49,751
Cargo	2,027	4,254	984
Other	25,879	26,688	6,907
Total operating revenues	197,460	317,823	57,642
Operating expenses:
Salaries, wages, and benefits	38,385	69,708	17,802
Aircraft fuel and oil	50,140	162,687	28,481
Losses (gains) on fuel derivatives	1,246	(2,632)	3,683
Commissions	5,906	9,418	1,597
Dining services	1,813	3,218	725
Station rental, landing, and other fees	18,900	23,886	5,957
Aircraft maintenance, materials, and repair	6,844	19,743	5,629
Depreciation and amortization	6,327	9,974	1,306
Aircraft rentals	8,785	26,807	5,000
Regional carrier charges	50,965	31,796	5,105
Restructuring charges	(3,023)	10,931	-
Other impairment losses	93,352	-	-
Other	21,761	27,185	25,240
Total operating expenses	301,401	392,721	100,525

Operating loss	(103,941)	(74,898)	(42,883)

Other income/(expense):
Interest income	99	1,651	619
Interest and other expense	(12,914)	(7,578)	(93)
Total other income/(expense)	(12,815)	(5,927)	526

Loss before income tax	(116,756)	(80,825)	(42,357)
Income tax (benefit) provision	(7,783)	-	279
Net loss	$(108,973)	$(80,825)	$(42,636)

See accompanying notes to interim condensed consolidated financial statements (unaudited).

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Successor		Predecessor
	Six Months	Five Months	One Month
	Ended June 30,		Ended January 31,
	2009	2008	2008

Net cash from operating activities	$(12,122)	$(136,908)	$2,193

Investing activities:
Capital expenditures	(356)	(9,911)	(492)
Proceeds from sale of property and equipment	-	13,231	746

Net cash from investing activities	(356)	3,320	254

Financing activities:
Proceeds from debt issuance	12,000	-	-
Other, net	(339)	675	(62)

Net cash from financing activities:	11,661	675	(62)

Net change in cash and cash equivalents	(817)	(132,913)	2,385

Cash and cash equivalents —Beginning of period	10,769	142,335	139,950

Cash and cash equivalents —End of period	$9,952	$9,422	$142,335

Supplemental cash flow information:
Cash paid for:
Interest paid	$1,353	$277	$93

Non-cash transactions:
Accrued liability converted into promissory note	$8,711	$-	$-
Conversion of debt to equity	$238,006	$-	$-

See accompanying notes to interim condensed consolidated financial statements (unaudited).

MIDWEST AIR GROUP, INC. AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (UNAUDITED)

1.	Business and Basis of Presentation

On January 31, 2008 (the “Acquisition Date”), 100% of the issued and outstanding publicly traded shares of Midwest Air Group, Inc. (“Predecessor”) were acquired by an investment group composed of Northwest Airlines Corp. (“Northwest”) and a syndicate of investment entities arranged by TPG Capital, L.P. (the “TPG Entities”). The acquisition was accomplished by the formation of Midwest Air Partners, LLC (“MAP”), a Delaware limited liability company.  Northwest held 48.7% and the TPG Entities held 51.3% of MAP.  MAP held a 97.7% interest in Midwest Management Holdings, LLC, a Delaware limited liability company (“MMH”), with management of Predecessor holding a 2.3% fully diluted interest in MMH. MMH owned 100% of Midwest Acquisition Company, Inc. (“MAC”), which was incorporated on August 13, 2007, in the state of Wisconsin.  In connection with the acquisition, Predecessor was merged into MAC, with Midwest Air Group, Inc. being the surviving corporation (such surviving entity being the “Company” or “Successor”).  Following the merger, management of Predecessor also held a diluted 4.3% interest in Successor in the form of common stock and stock options.

The acquisition of Predecessor by MAC was accounted for as a business combination in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations.  The assets and liabilities acquired were adjusted to their fair values, effective January 31, 2008.

The accompanying unaudited interim condensed consolidated financial statements for the six month period ended June 30, 2009 (Successor) and the five months ended June 30, 2008 (Successor) and the one month period ended January 31, 2008 (Predecessor), reflect all adjustments (consisting only of normal recurring adjustments, except as noted herein) that are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.  The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, in accordance with Article 10 of Regulation S-X, and do not include all of the information and notes required for complete, audited financial statements.  The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2008 of Midwest Air Group, Inc. (the “Company” or “Midwest”).  The results of operations for the six month period ended June 30, 2009 is not necessarily indicative of the results that may be expected for the entire year.

On July 31, 2009, the Company was sold by the TPG Entities to Republic Airways Holdings Inc. (“Republic”) for $62 million, which is comprised of $6 million in cash, and $25 million in convertible debt, and $31 million in debt held by Midwest and payable to Republic.  As of July 31, 2009, the Company is a wholly-owned subsidiary of Republic. During the six months ended June 30, 2009, the Company continued to restructure several leases, debt agreements and other financial obligations to reduce costs in 2009 and future periods.

2.	Derivative Instruments and Hedging Activities

The Company has utilized three types of derivative and hedging instruments to reduce the risk of exposure to jet fuel price increases: call options, collars, and fixed-fuel contracts. The Company accounted for certain of its fuel derivative instruments as cash flow hedges, as defined in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB Statement No. 133”), as amended. The Company accounts for the remainder of the fuel derivative instruments as free-standing derivatives. The Company does not purchase or hold any derivative financial instruments for trading or speculative purposes.  As of June 30, 2009 and December 31, 2008, the fair value of collars outstanding was an asset of $0.2 million, and $1.4 million, respectively.  There were no outstanding call option contracts at June 30, 2009 and December 31, 2008.

The Company also enters into fixed price fuel contracts. While the Company considers these good economic hedges, the Company does not utilize hedge accounting for these derivatives.  The Company recorded $1.2 million of losses in the statement of operations for the six months ended June 30, 2009.  The Company recorded $2.6 million of gains in the statement of operations for the five-month period June 30, 2008 (Successor), for the fixed fuel contracts.  The Company recorded $3.7 million of losses in the statement of operations for the one-month period ended January 31, 2008, (Predecessor).  Approximately 80% of fuel purchases in 2008 were hedged using these three different fuel hedging strategies.  As of June 30, 2009 and December 31, 2008, there were no outstanding fixed-price fuel contracts.

3.	Income Taxes

A tax benefit of $7.8 million was recorded for the six months ended June 30, 2009. The effective rate is lower than the statutory because of the valuation allowance for deferred tax assets and a benefit for the reduction in the deferred tax liability from the impairment of the Trademark during the six months ended June 30, 2009. No provision was recorded for the five months ended June 30, 2008 (“Successor”) due to accumulated tax losses.  A provision of $0.3 million was provided for the one month ended January 31, 2008 (“Predecessor”).

As of June 30, 2009, the Company has tax-effected state net operating losses of $14.1 million that will expire beginning in 2009 through 2027. The Company has recorded a valuation allowance for all state net operating losses as of June 30, 2009 and December 31, 2008. The Company has tax-effected federal net operating losses of $46.4 million, which will begin to expire in 2023. The Company has recorded a valuation allowance for all federal net operating losses as of June 30, 2009. The Company has not recorded an income tax benefit on federal and state net operating losses generated on the accumulated losses since 2004.

4.	Financing Agreements

Credit Card Holdback - The Company has agreements with organizations that process credit card transactions arising from purchases of air travel tickets by customers of the Company.  Credit card processors have financial risk associated with tickets purchased for travel because the processor generally forwards the cash related to the purchase to the Company soon after the purchase is completed, the air travel generally occurs after that time, and the processor would have liability if the Company does not ultimately deliver the travel. The organization that processes MasterCard/Visa transactions allows the credit card processor to create and maintain a reserve account that is funded by retaining cash that it otherwise would deliver to the Company (i.e., “restricted cash”). During 2007, the Company and the processor entered into an amended agreement that allows the processor to change the holdback percentage based on the Company’s performance against certain financial criteria. During 2008, the agreement was amended to extend the expiration date to July 2009 and incorporate a letter of credit from Northwest Airlines that reduced the cash holdback by $10 million. When considering the Northwest Airlines letter of credit, the total holdback requirement as of June 30, 2009, was 100% of the processor’s risk exposure. The letter of credit expired in July 2009 and increased to a 100% holdback. The Company also has an agreement with American Express for processing purchases made through the use of an American Express credit card. As of June 30, 2009, the credit card processor had 100% holdback under this agreement.

Debt - On June 8, 2009, the Company received additional debt financing of $12 million, consisting of $6 million each from Republic and the TPG Entities.

On June 12, 2009, the senior promissory notes totaling approximately $238 million with three TPG Capital, Inc. affiliates were assigned to MAP.  Concurrent with this transaction, MAP canceled all outstanding senior and junior promissory notes resulting in a capital contribution in exchange for all the outstanding common stock as held by Midwest Management Holdings LLC and the minority shareholders.

5.	Retirement and Benefit Plans

The pension and other postretirement medical costs for the six month period ended June 30, 2009 (Successor), the five month period ended June 30, 2008 (Successor), and one month period ended January 31, 2008 (Predecessor), were $0.3 million, $0.6 million, and $0.2 million, respectively.

The Company was not required to contribute to its qualified pension plan during the six months ended June 30, 2009.

6.	Comprehensive Income

As of June 30, 2009 and December 31, 2008, all of the accumulated other comprehensive income relates to the pension and other postretirement liabilities for the employee benefit plans.

7.	New Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods. We adopted SFAS 161 on January 1, 2009 but did not include additional disclosures since the Company’s derivatives are not material.

In April 2009, the FASB issued FASB Staff Position (“FSP”) 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1 and APB 28-1”). FSP 107-1 and APB 28-1 amend FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about the fair value of financial instruments in interim financial statements as well as in annual financial statements. It also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. We adopted FSP 107-1 and APB 28-1 effective April 1, 2009 but did not include additional disclosures as they are not material.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”).  SFAS 165 provides guidance on events that occur after the balance sheet date but prior to the issuance of the financial statements.  SFAS 165 distinguishes events requiring recognition in the financial statements and those that may require disclosure in the financial statements and requires disclosure of the date through which subsequent events were evaluated.  SFAS 165 is effective for interim and annual periods after June 15, 2009.  We have adopted SFAS 165 for the six month period ended June 30, 2009.

New Accounting Standards Not Yet Adopted

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”), which supersedes all existing accounting standard documents and will become the single source of authoritative non-governmental U.S. GAAP. All other accounting literature not included in the Codification will be considered non-authoritative. The Codification was implemented on July 1, 2009 and will be effective for interim and annual periods ending after September 15, 2009. We expect to adopt SFAS 168 for the quarter ended September 30, 2009.

In September 2009, the FASB ratified Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (“EITF 08-1”). EITF 08-1 supersedes EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 08-1 retains the criteria from EITF 00-21 for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, but removes the previous separation criterion under EITF 00-21 that objective and reliable evidence of fair value of any undelivered items must exist for the delivered items to be considered a separate unit or separate units of accounting. EITF 08-1 is effective for fiscal years beginning on or after June 15, 2010. The Company is currently evaluating EITF 08-1 and the impact, if any, that it may have on its results of operations or financial position.

8.	Restructuring Charges

In 2008, the Company made announcements to restructure the airline, which included exiting the regional flight operations of its Skyway subsidiary as a result of a strategic business review. Operations of Skyway ceased in April 2008 and the Company’s operations were further restructured in June 2008, resulting in the elimination of positions, compensation reductions, reduction of contractual costs, and fleet changes. Total costs are expected to be $63.0 million to $68.0 million. The final completion and satisfaction of the related liabilities is anticipated to be completed by December 31, 2010.

On May 21, 2009, the Company expanded the airline services agreement with Republic to include two Embraer E190 jets which began service in the third quarter of 2009.  The Company also expanded the airline services agreement to include twelve 37 to 50-seat Embraer E135 jets to serve a number of its routes.

On June 3, 2009, the Company entered into an agreement for the early termination of the SkyWest ASA. As part of the restructured transaction, two of the 12 aircraft being operated by SkyWest under the ASA were removed from the fleet without further consideration. Thereafter, the Company is obligated to pay SkyWest $0.4 million for each of the aircraft at the time of removal from the ASA. The last aircraft is expected to be returned in early 2010.  Republic guaranteed payment of the $0.4 million per aircraft.  The loss of capacity from SkyWest will be replaced by additional Embraer aircraft, provided by the expanded agreement with Republic.  As of June 30, 2009 the Company recorded a $4.0 million liability for 10 aircraft at $0.4 million per aircraft.  As of December 31, 2008, the Company had $9.3 million of debt owed to SkyWest and this debt was forgiven as part of this settlement.  Therefore, this settlement resulted in a $5.3 million settlement gain recorded in restructuring expenses for the six months ended June 30, 2009.

As of December 31, 2008, Midwest owned (and had related debt) 3 Fairchild 328 jets (“FRJs”) and leased 5 FRJs with a third party.  All of these aircraft financing agreements were in default and a liability of $29.8 million was recorded as of December 31, 2008.  On June 12, 2009, the Company reached an agreement with the lessor of the FRJs to settle the lease and debt default obligations associated with eight aircraft on July 17, 2009. The Company made an up-front payment of $3.1 million and issued a $15 million note secured by the aircraft plus one additional FRJ aircraft contributed to the collateral pool by the Company.  The secured note is to be repaid from the net proceeds of sale of the aircraft.  The lessor is guaranteed by Republic to receive $15 million by December 31, 2010. Interest began accruing on June 1, 2009, at 5% payable quarterly in arrears on the last day of each quarter until December 31, 2010.  As a result of this settlement, the Company recorded an $10.3 million settlement gain in restructuring expenses for the six months ended June 30, 2009.  As of June 30, 2009, the Company recorded a $19.5 million liability related to this settlement.

On May 26, 2009, the Company negotiated an additional forbearance agreement with its aircraft lessor.  As a result, the Company will return the remaining 9 Boeing 717 aircraft by early 2010. In addition, the Company will pay the lessor $5.4 million in installments of $600,000 at the time each aircraft is returned and contribute two Rolls Royce Jet engines, valued at approximately $6.4 million. Republic is the guarantor of the $5.4 million cash payment and the $6.4 million engine contribution.  As of December 31, 2008, the Company had a liability of $15.4 million associated with a negotiated forbearance agreement with the lessor.  As a result of this settlement that will require cash and engine contributions of $11.8 million, the Company will record as a reduction of lease expense of $3.6 million over the remaining term of the lease agreements..

On May 4, 2009, another aircraft lessor received a judgment against the Company for failure to pay lease payments for two MD80s. The Company agreed to settle this judgment for $1.8 million. The lessor assigned the claim and judgment to Republic at a discounted price and other consideration. At June 30, 2009, the Company remained obligated on the judgment being held by Republic.  As of December 31, 2008 and June 30, 2009, $1.8 million was accrued for this judgment.

On June 3, 2009, the Company entered into agreements with two other lessors for the early termination of two MD80 leases in exchange for settlement payments totaling $1.5 million.  As of December 31, 2008, $1.5 million was accrued and this amount was paid during the six months ended June 30, 2009.

The restructuring charges for the six months ended June 30, 2009 consists primarily of the gains from the settlement with SkyWest of $5.3 million, gain from the settlements from the FRJs of $10.3 million, primarily offset by restructuring professional fees, severance, and legal fees of approximately $12.6 million.

9.	Commitments and Contingencies

In February 1997, Midwest agreed to pay $9.25 million over 15 years for the naming rights to the Midwest Airlines Center, an 800,000-square-foot convention center in Milwaukee that opened in July 1998.  As of June 30, 2009, the Company had remaining payments on this commitment of $3.1 million.

On September 3, 2008, the Company entered into a 10-year Airline Service Agreement with Republic to operate 12 Embraer E170 jets. Under this agreement, Republic provides commercial regional air transportation services, along with all crew (flight and cabin), doing business as Midwest Connect. Midwest remains responsible for the scheduling of flight routes, marketing, establishing all passenger fares, and providing the fuel and in-flight food and supplies. Total regional carrier charges related to Republic for the six months ended June 30, 2009, the five months ended June 30, 2008 (Successor) and the one month ended January 31, 2008 (Predecessor) were $29.9 million, $0 and $0, respectively and include various pass-through charges including fuel and oil, catering, landing fees, deicing, security, and other maintenance and property costs.  In addition, at June 30, 2009 the Company has issued to Republic secured notes totaling $31.0 million.

The Company is party to routine litigation incidental to its business. Management believes that none of this litigation is likely to have a material adverse effect on the Company’s consolidated financial statements.

10.	Asset Impairments, Goodwill, and Other Intangible Assets

Other Intangible Assets — As a result of the continued deterioration of the Company’s business and the significant restructuring of the Company’s financing agreements, an impairment assessment of the Company’s intangible assets was performed as of June 30, 2009.  In the Company’s impairment assessment of other intangible assets, the fair value of the trade name was assessed using the relief from royalty method, a variation of the income approach. The cargo contracts, business passenger contracts, and customer loyalty program fair values were assessed using the income approach. These assessments resulted in an impairment charge of $47.8 million for the six month period ended June 30, 2009, for intangible assets.

The other intangible assets as of December 31, 2008 and June 30, 2009, are as follows (in thousands):

		Balance at	Six Months Ended		Balance at
	Amortization	December 31,	June 30, 2009		June 30,
	Period	2008	Amortization	Impairment	2009

Trade name	-	$30,857	$-	$(19,457)	$11,400
Customer loyalty program	6 years	7,294	(717)	(6,457)	120
Cargo contracts	9 years	22,501	(1,392)	(17,977)	3,132
Business passenger contracts	9 years	4,173	(258)	(3,872)	43

		$64,825	$(2,367)	$(47,763)	$14,695

Management assessed the fair value of landing slots in accordance with FASB Statement No. 144 as of June 30, 2009 and determined no impairment had occurred.

Other Long-Lived Assets — For purposes of testing impairment of other long-lived assets as of June 30, 2009, asset appraisals, published aircraft pricing guides, and recent transactions for similar aircraft were considered by the Company in its market value determination. Based on the results of these tests as of June 30, 2009, the Company recorded an impairment of $45.6 million that was attributable to the Company’s long-lived assets.

Goodwill — During 2009, the Company performed step one of the two-step impairment test and compared the estimated fair value of its single reporting unit to its carrying value, including goodwill. The Company determined that the fair value of the Company was greater than the carrying value of the net assets of the reporting unit and passed Step 1.  As a result of this assessment, no impairment was recognized.

The carrying value of the Company’s intangible assets or tangible long-lived assets as of June 30, 2009, may be impaired further in future periods as a result of factors, such as decreased demand for aircraft, decreases in revenues, fuel price volatility, and adverse economic conditions, among others.

11.	Subsequent Events

The Company has evaluated subsequent events through October 16, 2009, the date the interim financial statements were issued.